Exhibit 3.41

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 02/06/1997 971040286 – 2715316

State of Delaware

Department of the Secretary of State

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

Pursuant to §18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned does hereby submit this Certificate of Formation for the purpose of forming a limited liability company.

1.	The name of the limited liability company is: US LEC of Virginia L.L.C.

2.	The street address and county of the initial registered office of the limited liability company is:

Number and Street 1209 Orange Street
City, State, Zip Code Wilmington, Delaware l9801	County New Castle

3.	The name of the initial registered agent is: The Corporation Trust Company

4.	A member or manager of the limited liability company shall not be personally liable for monetary damages for breach of any duty provided for in §18-406 of the Act (other than liability under §18-607 of the Act). Any repeal or modification of this paragraph shall be prospective only and shall not diminish the rights or expand the personal liability of a member or manager of the limited liability company with respect to any act or omission occurring prior to the time of such repeal or modification.

This the 6th day of February, 1997.

/s/ Aaron D. Cowell Jr.
Aaron D. Cowell Jr., Authorized Person